Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners
Essex Portfolio, L.P.

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-102552, 333-44467 and 333-108336) and the registration statement on Form S-8 (No. 333-123001) of Essex Portfolio, L.P. of our report dated March 31, 2005, except as to Notes 2(c), 3, 11 and 13 which are as of January 25, 2006, with respect to the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, partners' capital and cash flows of Essex Portfolio, L.P. and subsidiaries for each of the years in the three-year period ended December 31, 2004 and the related financial statement schedule III, and our report dated March 31, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004 which reports appear in the current report on Form 8-K of Essex Portfolio, L.P. dated January 25, 2006. Our report on the consolidated financial statements and related financial statement schedule III refers to Essex Portfolio, L.P.’s implementation of SFAS No. 123 and FIN 46R effective January 1, 2004 using the retroactive restatement method for all periods presented.

/s/ KPMG LLP
   KPMG LLP

San Francisco, CA

January 25, 2006